Exhibit 99.1

               Magnetek Announces New Credit Agreements

    LOS ANGELES--(BUSINESS WIRE)--Sept. 30, 2005--Magnetek, Inc. (NYSE:MAG) today announced that it has entered into agreements with lenders providing for an $18 million Term Loan and $13 million Revolving Credit Facility. The Company's domestic credit agreement with a former lender also terminated today.
    Borrowings under Magnetek's new Term Loan agreement bear interest at the lender's reference rate plus 5 percent, or, at the Company's option, the London Interbank Offering Rate (LIBOR) plus seven and one-half percent. Such rates may be increased by up to one percentage point depending upon the level of U.S. funded debt to EBITDA as defined in the agreement. The new Term Loan facility requires quarterly principal payments of $1 million beginning in September, 2006. Borrowings under the new Revolving Loan agreement bear interest at the bank's prime lending rate plus two and one-half percent or, at the Company's option, LIBOR plus four percent. Borrowings under the new Revolving Loan facility are determined by a borrowing base formula as defined in the agreement, based on the level of eligible domestic accounts receivable and inventory. The Revolving Loan facility also supports the issuance of letters of credit. Borrowings under the Term Loan and Revolving Loan agreements are secured by substantially all of the Company's domestic assets.
    Magnetek's European subsidiary has revolving credit arrangements with various banks primarily to finance working capital needs. Available borrowings under these arrangements aggregate approximately Euro 20 million, depending in part upon levels of accounts receivable. Borrowings outstanding under these arrangements bear interest at various rates ranging from 3% to 8%. In addition, the Company's European subsidiary has an agreement with a European bank to provide borrowings secured by the subsidiary's land and building over a ten-year period. The initial commitment to lend under this agreement is Euro 7 million with the commitment amount reduced ratably on a quarterly basis beginning March 31, 2004 and ending September 30, 2013.
    More information can be obtained from the Company's fiscal 2005 annual report on Form 10-K, which was filed with the Securities and Exchange Commission today, and from the new domestic credit agreement documents themselves, which will be attached as exhibits to a report on Form 8-K, which will be filed with the SEC early next week.
    Magnetek, Inc. manufactures power control products and systems for communications, data processing, industrial automation, consumer products, mass transit, alternative and renewable energy, utility grid monitoring and other applications requiring highly reliable, precise, energy-efficient power. The Company operates manufacturing and research facilities in North America, Europe and China.

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's assets, credit availability and financial position. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include, but are not limited to, changes in the Company's asset base, operating results and other factors affecting the Company's credit worthiness. Other factors that could cause events to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.



    CONTACT: Magnetek, Inc.
             Robert Murray, 310-689-1610
             bmurray@magnetek.com